                                              Page 1 of 14
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                      (Amendment No.   )*


                    Mylan Laboratories, Inc.
                        (Name of Issuer)

                             Common
                 (Title of Class of Securities)

                            62853010
                         (CUSIP Number)



     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) /X/

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).
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                                                    Page 2 of 14

                              CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO PLC
     No. S.S. or I.R.S. Identification Number

(2)  Check  the Appropriate Box if a Member              (a) / /
      of  a Group (See Instructions)                     (b) /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187.275
      Person  With            (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187.275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting Person
     12,187.275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                              Page 3 of 14
                           CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO North American Group, Ltd.
     No. S.S. or I.R.S. Identification Number

(2)  Check  the Appropriate Box if a Member              (a) / /
      of  a Group (See Instructions)                     (b) /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187,275
      Person  With            (7)  Sole  Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187,275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting
     Person
     12,187,275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                              Page 4 of 14
                           CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO Group Services, Inc.
     I.R.S.  I.D. No. 58-1995394

(2)  Check  the Appropriate Box if a Member              (a) / /
      of  a Group (See Instructions)                     (b) /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187.275
      Person  With            (7)  Sole  Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187.275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting
     Person
     12,187.275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                              Page 5 of 14
                           CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO, Inc.
     I.R.S.  I.D. No. 58-2075867

(2)  Check  the Appropriate Box if a Member              (a) / /
      of  a Group (See Instructions)                     (b) /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187.275
      Person  With            (7)  Sole  Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187.275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting
     Person
     12,187.275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                           Page 6 of 14
                           CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO North American Holdings, Inc.
     I.R.S.  I.D. No.  51-0264787

(2)  Check  the Appropriate Box if a Member              (a)/ /
      of  a Group (See Instructions)                     (b)/X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187.275
      Person  With            (7)  Sole  Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187.275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting
     Person
     12,187.275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     H.C.

                           CUSIP No. 62853010

(1)  Names   of   Reporting   Persons.    S.S.   or   I.R.S.
     Identification Nos. of Above Persons

     INVESCO Capital Management, Inc.
     I.R.S.  I.D. No.  58-1707262

(2)  Check  the Appropriate Box if a Member              (a) / /
      of  a Group (See Instructions)                     (b)/X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                12,187.275
      Person  With            (7)  Sole  Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   12,187.275

(9)  Aggregate  Amount Beneficially Owned by Each  Reporting
     Person
     12,187.275

(10)  Check  if  the Aggregate Amount in  Row  (9)  Excludes
Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     9.999%

(12) Type of Reporting Person (See Instructions)

     I.A.

ITEM 1 (A)          NAME OF ISSUER:
               Mylan Laboratories, Inc.

ITEM  1 (B)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES:
               130 Seventh Street
               1030 Century Building
               Pittsburgh, PA  15222

ITEM 2 (A)          NAME OF PERSON(S) FILING:

               INVESCO PLC

ITEM  2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,  IF
NONE, RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C)          CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)          TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)          CUSIP NUMBER: 62853010

Item           3         IF THIS STATEMENT IS FILED PURSUANT
               TO  RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER
               THE PERSON FILING IS A:

        (a)           / /  Broker or Dealer registered under
                           Section 15 of the Act.
        (b)           / /  Bank as defined in Section 3(a)(6)
                           of the Act.
        (c)           / /  Insurance Company as
                           defined in Section 3(a)(19) of the Act.
        (d)           / /  Investment Company
                           registered  under  Section  8   of   the
                           Investment Company Act.
        (e)           / /  Investment Adviser
                           registered  under  Section  203  of  the
                           Investment Advisers Act of 1940.
        (f)          /  /  Employee  Benefit
                           Plan,  Pension Fund which is subject  to
                           provisions of Employee Retirement Income
                           Security Act of 1974 or Endowment  Fund;
                           see Rule 13d-1(b)(1)(ii)(F).
        (g)          /X/   Parent  Holding
                           Company  in  accordance with  Rule  13d-
                           1(b)(ii)(G).
        (h)          /  /  Group, in accordance with Rule 13d-
                           1(b)(1)(ii)(H).

ITEM 4  (a) - (c)   OWNERSHIP:

     The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

     The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM  5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                / /

          Not Applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
          OF ANOTHER PERSON.

     The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7          IDENTIFICATION  AND  CLASSIFICATION  OF  THE
          SUBSIDIARIES  WHICH  ACQUIRED THE  SECURITY  BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY:

                     X   INVESCO North American Group, Ltd -
               holding company in accordance with Rule  13d-
               1(b)(ii)(G)
                     X   INVESCO  Group Services,  Inc.  -
               holding company in accordance with Rule  13d-
               1(b)(ii)(G)
                     X   INVESCO, Inc. - holding company in
               accordance with Rule 13d-1(b)(ii)(G)
                     X   INVESCO North American  Holdings,
               Inc.  -  holding company also  in  accordance
               with Rule 13d-1(b)(ii)(G)
                     X   INVESCO Capital Management, Inc. -
               investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                         INVESCO  Funds  Group,   Inc.   -
               investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                         INVESCO Management & Research, Inc.
               - investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                         INVESCO  MIM Management Limited  -
               investment adviser  organized in England.
                         INVESCO Asset Management Limited -
               investment adviser  organized in England.

                Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM  8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS
             OF A GROUP.

          Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10        CERTIFICATION:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         November 8, 1996
                         ----------------
                         (Date)

                        /s/ Michael Perman
                        -------------------
                         Michael Perman,
                         as Company Secretary for each
                         INVESCO PLC and
                         INVESCO North American Group, Ltd.

ITEM 10        CERTIFICATION:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         November 8, 1996
                         ----------------
                         (Date)


                         /s/ David A. Hartley
                         ---------------------
                         David A. Hartley, Secretary
                         INVESCO Group Services, Inc.

ITEM 10        CERTIFICATION:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         November 8, 1996
                        -----------------
                         (Date)


                        /s/ Deborah A. Lamb
                        --------------------
                        Deborah A. Lamb, Director  of Compliance
                        INVESCO, Inc.

ITEM 10        CERTIFICATION:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         November 8, 1996
                         -----------------
                         (Date)


                         /s/ Frank J. Keeler
                         --------------------
                         Frank J. Keeler, Secretary
                         INVESCO  North American  Holdings, Inc.

ITEM 10        CERTIFICATION:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         November 8, 1996
                         -----------------
                         (Date)


                        /s/ Deborah A. Lamb
                        --------------------
                        Deborah A. Lamb, Director of Compliance
                        INVESCO Capital Management, Inc.